Exhibit 23.1

HJ Associates and Consultants, LLP [Letterhead]

             Consent of Independent Registered Public Accountants


The Board of Directors
Sanguine Corporation and Subsidiary

We consent to the incorporation by reference in the registration statement No. 333-102389 on Form S-8 of Sanguine Corporation and subsidiary filed on January 7, 2003, and in the registration statement No. 333-87140 on Form S-3 of Sanguine Corporation and subsidiary filed on April 20, 2002, of our reports dated March 20, 2007, March 23, 2006, April 15, 2005, and March 23, 2004,
relating to the financial statements of Sanguine Corporation and subsidiary as of December 31, 2006, 2005, 2004 and 2003, which reports appear in the December 31, 2006, 2005, 2004 and 2003 Annual Reports on Form 10-KSB of Sanguine Corporation and Subsidiary.

We consent only to the reference of our reports as they relate to Item 3 of Form S-8 and Item 12 of Form S-3, as documents filed pursuant to Section 15(d) of the Securities Exchange Act of 1934 subsequent to the filing of the documents, but prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters the remaining unsold underlying shares. We did not perform review procedures with respect to the initial filings of these registration statements on Forms S-8 and S-3 as we were not auditors of record.

/s/HJ Associates & Consultants, LLP
March 20, 2007
Salt Lake City, Utah



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